Exhibit 5.1

March 14, 2025

KLX Energy Services Holdings, Inc.

3040 Post Oak Boulevard, 15th Floor

Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel to KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale from time to time (the “Offering”) by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Securities”), with an aggregate sales price of up to $25 million, which may be offered and sold from time to time pursuant to the Equity Distribution Agreement, dated as of June 14, 2021 (the “Original Agreement”), between the Company and Piper Sandler & Co., as sales agent (the “Sales Agent”), as amended by Amendment No. 1 to the Equity Distribution Agreement, dated as of November 16, 2022 (the “First Amendment”), and Amendment No. 2 to the Equity Distribution Agreement, dated as of March 14, 2025 (the “Second Amendment” and, together with the Original Agreement and the First Amendment, the “Equity Distribution Agreement”).

A copy of the Original Agreement was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K filed on June 14, 2021, and a copy of the First Amendment was filed with the Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023. The Company expects to file a copy of the Second Amendment with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof.

The Securities will be offered for sale pursuant to a prospectus supplement dated March 14, 2025 (the “Prospectus Supplement”), that will be filed with the Commission pursuant to Rule 424(b)(5) on or after March 14, 2025, to a prospectus dated April 19, 2023 (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-271182), filed with the Commission on April 7, 2023 (the “2023 Registration Statement”) and declared effective by the Commission on April 19, 2023.

In rendering the opinions set forth below, we have reviewed (i) the Equity Distribution Agreement; (ii) the 2023 Registration Statement; (iii) the Prospectus Supplement; (iv) the Prospectus; (v) the Amended and Restated Certificate of Incorporation of the Company, as amended; (vi) the Fourth Amended and Restated Bylaws of the Company, as amended; (vii) resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the 2023 Registration Statement, the Offering, the Equity Distribution Agreement and related matters, including those resolutions authorizing the Company’s Chief Executive Officer, Chief Financial Officer, President, General Counsel, Secretary, any executive vice president and any such officer’s designees (each individually an “Authorized Officer,” and collectively, the “Authorized Officers”)

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Ave., Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

March 14, 2025 Page 2

to, among other things, effect sales under the Equity Distribution Agreement; and (viii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

For purposes of rendering the opinions set forth below, we have made the following assumptions:

(i)

each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

(ii)	each person signing the documents that we reviewed has the legal capacity and authority to do so;

(iii)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(iv)

no stop orders suspending the 2023 Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the 2023 Registration Statement and the Prospectus;

(v)

all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the 2023 Registration Statement, Prospectus, Prospectus Supplement and Equity Distribution Agreement; and

(vi)

the Equity Distribution Agreement has been duly authorized and validly executed and delivered by the Sales Agent and constitutes a legal, valid and binding obligation of the Sales Agent, and the Sales Agent has the requisite organizational and legal power and authority to perform its obligations under the Equity Distribution Agreement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities to be issued and sold by the Company as contemplated by the Equity Distribution Agreement have been duly authorized for issuance and, upon approval of the terms of any sale of Securities pursuant to the Equity Distribution Agreement by an Authorized Officer pursuant to the Resolutions and payment and delivery in accordance with the Equity Distribution Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and non-assessable.

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The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about the date hereof, and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.